Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TARGUS Information Corporation Amended and Restated 2004 Stock Incentive Plan of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of NeuStar, Inc. and the effectiveness of internal control over financial reporting of NeuStar, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

November 14, 2011